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                                                                    Exhibit 99.1

FWT Reports Third Quarter Results; Announces Management Realignment Aimed at
         Addressing Changing Telecommunications Industry Needs

     FORT WORTH, Texas, March 19 /PRNewswire/ -- FWT, Inc., a provider of wireless communication infrastructure products, said today that, for the nine months ended January 31, 1998, the Company had net income of $4.2 million on sales of $58 million. This compares with net income of $9 million on sales of $49.3 million for the comparable nine month 1997 period. The Company reported a net loss of $1.1 million for the three months ended January 31, 1998, on sales of $20.7 million. For the comparable 1997 period, net income was $3.6 million on sales of $22.2 million.

     The Company said that the net loss was partially attributable to increased interest expense related to its outstanding 9-7/8% senior subordinated notes due 2007 and a write off of $1.5 million in deferred financing costs associated with the senior credit facility used to finance the initial acquisition of FWT. The Company said that the decrease in revenue for the current quarter is attributable primarily to a decrease in demand for monopoles and monopole products, as a result of changes in the telecommunications environment.

     At the same time, it was announced that Roy J. Moore has been named to the newly created position of vice chairman, and that Douglas A. Standley has been named president and chief executive officer of the Company. In his new position, Mr. Moore will be responsible for accelerating the development of strategic marketing opportunities. Mr. Standley will have primary responsibility for operations.

     According to Mr. Standley, "Over the course of the past several months, it has become clear to us that the future of the business lies in customer-driven marketing and the efficiency of operations. With the recent changes in the industry, FWT is positioning itself to meet the changing expectations and demands of its customers."

     The Company's strategy, he added, is "to take a balanced approach, focusing on marketing and sales solutions while improving operating efficiencies." Since joining the Company in November 1997, Mr. Standley has implemented:

     * A 22% workforce reduction.

     * The development of quality systems that will lead to ISO 9000 certification later this year.

     * A 50% reduction in the Company's manufacturing lead time.

     Mr. Standley said that there has been an apparent change in the market for telecommunications products such as monopoles and towers, and as a result, the Company has begun to see a push out of customer orders that affects the timing of site development.
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     "The impact of these changes at the present time is uncertain. In some instances, we are seeing that the emergence of "build-to-suit" services has resulted in customers delaying capital expenditures and the construction of cell-site locations," he said. "The organizational changes we are announcing today will allow management to address these apparent changes while we focus on improving our own operational efficiency and productivity."

     Mr. Standley joined FWT, Inc. in November 1997 as chief operations officer and president of the Fort Worth Division. Prior to joining the Company, he was a director of Synergetics, an international management consulting company, specializing in corporate turnaround, business integration, production planning and process implementation.

     Mr. Moore has been with the Company since 1991. Before being named president and chief executive officer in November 1997, he served as vice president of marketing and sales. Prior to joining the Company he was with the MAC Group, a general management consulting firm, where he worked on projects in the computer and communications industries with companies such as AT&T, Southwestern Bell, Bell Atlantic, Pacific Telesis, British Telecom and Apple Computer.

     FWT, Inc. employs 335 in two Fort Worth locations. The Company recently commenced an offer to its bondholders to exchange $105 million of restricted 9-7/8% senior subordinated notes due 2007 for 9-7/8% senior subordinated notes due 2007 that can be freely traded in the public markets.

     Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "expects," "anticipates," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates or goals are forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by forward-looking statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty.
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                                   FWT, Inc.
                                Income Statement
                                     (000s)

                                                  Three Months Ended January 31,
                                                     1998                1997
                                                      (Dollars in Thousands)
Sales                                             $  20,691         $  22,169
Cost of Sales                                        14,692            15,337
Selling, general and
 administrative expenses                              2,874             3,237
   Operating Income                                   3,125             3,595
Interest Expense (a)                                 (2,601)              (30)
Other Income                                            170               154
   Income before provision for
    income taxes and extraordinary item                 694             3,179
Provision for income taxes                              255                99
   Income before extraordinary item                     439             3,620
Extraordinary item (net of taxes) (b)                (1,517)               --
   Net income                                     $  (1,078)        $   3,620
Other Data:
   EBITDA                                         $   3,650         $   3,871
   Depreciation                                   $     265         $     122
   Ratio of earnings to fixed charges                  1.27            124.97

                                                  Nine Months Ended January 31,
                                                     1998               1997
                                                      (Dollars in Thousands)
Sales                                          $   58,040          $  49,300
Cost of Sales                                      41,343             34,107
Selling, general and
 administrative expenses                            8,263              6,179
   Operating Income                                 8,434              9,014
Interest Expense (a)                               (3,004)               (44)
Other Income/(Expense)                                697                311
   Income before provision for
    income taxes and extraordinary item             6,127              9,281
Provision for income taxes                            369                232
   Income before extraordinary item                 5,758              9,049
Extraordinary Item (net of taxes) (b)              (1,517)                --
   Net Income                                  $    4,241          $   9,049
Other Data:
   EBITDA                                      $    9,808          $   9,708
   Depreciation                                $      677          $     381
   Ratio of earnings to fixed charges                3.04             211.93

(a) Increase in expense relates to interest on the Outstanding Notes.
(b) Represents the write-off of all deferred financing costs associated with the Senior Credit Facility. The Senior Credit Facility was paid with the proceeds from the Initial Offering.